UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) December 17, 2008

eHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices) (Zip code)

(650) 584-2700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting held December 17, 2008, the Board of Directors (the “Board”) of eHealth, Inc. (the “Company”) appointed Randall S. Livingston as a Class II director. Mr. Livingston has been the Vice President for Business Affairs and Chief Financial Officer of Stanford University since 2001 and a member of the board of directors of Genomic Health since October 2004. Mr. Livingston holds a B.S. in Mechanical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business. No arrangement or understanding exists between Mr. Livingston and any other person pursuant to which he was selected as a director.

On December 17, 2008, in connection with being appointed to the Board as a non-employee director and pursuant to the Company’s 2006 Equity Incentive Plan, Mr. Livingston received an automatic grant of (i) an option to purchase 10,000 shares of the Company’s common stock and (ii) restricted stock units covering 5,000 shares of the Company’s common stock.

In connection with the appointment of Mr. Livingston, Sheryl Sandberg resigned from the Board on December 17, 2008 so that she could devote more of her time to her personal and professional obligations. Ms. Sandberg’s decision was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with the changes to the membership of the Board, Mr. Livingston was named to serve on the Company’s Audit Committee to replace director Michael D. Goldberg, who resigned from the committee, director Lawrence M. Higby was named to serve on the Company’s Compensation Committee and director Scott N. Flanders was named to serve as the Chairman of the Compensation Committee.

Item 8.01	Other Events

On December 19, 2008, the Company issued a press release announcing Mr. Livingston’s appointment and Ms. Sandberg’s resignation. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release of eHealth, Inc. dated December 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EHEALTH, INC.

By:	/s/ Gary L. Lauer
Gary L. Lauer President and Chief Executive Officer (Principal Executive Officer)

Dated: December 19, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of eHealth, Inc. dated December 19, 2008.